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                                                                    EXHIBIT 99.1

REDBACK NETWORKS ANNOUNCES RESIGNATION OF CHIEF EXECUTIVE OFFICER


SAN JOSE, Calif., May 21, 2001--Redback Networks Inc. (NASDAQ: RBAK), a leading provider of next-generation equipment for metro access networks, today announced that President and Chief Executive Officer Vivek Ragavan has resigned to pursue other opportunities.

"Vivek was an important contributor to the company's transition after the merger of Siara and Redback. He oversaw the integration and helped set the product direction for the combined company. We thank him for his contribution over the last year and wish him well in his new endeavors," said Pierre Lamond, Redback's chairman.

The company has begun a search for a new President and Chief Executive Officer. During the interim, Pierre Lamond will act as Chief Executive Officer and an operating committee has been established to manage the day-to-day operations. The committee consists of Richard Bibb, Senior Vice President of World Wide Sales, Pankaj Patel, Senior Vice President of Research and Development, Kevin Q. Smith, Senior Vice President of Operations, and Dennis P. Wolf, Senior Vice President and Chief Financial Officer.

Mr. Lamond added, "The current business and the product schedules continue to be on track with the guidance that we have previously given. Of course we continue to operate in a very uncertain business environment as do all of our competitors".

About Redback Networks Inc.

Redback Networks enables carriers and service providers to build profitable next-generation metro broadband and optical networks. The Company offers a strong product portfolio that includes industry-leading subscriber management and optical platforms, as well as a comprehensive set of network provisioning and management software. These solutions deliver superior performance and scalability, reduce operational costs, and expedite the management and deployment of new services within metro networks.

Founded in 1996 and headquartered in San Jose, Calif., with sales and technical support centers located worldwide, Redback Networks maintains a growing and global customer base of more than 350 carriers and service providers, including major local exchange carriers (LEC), inter-exchange carriers (IXCs) and service providers. For more information, please visit http://www.redback.com
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Redback is a U.S. Registered Trademark; SMS and SmartEdge are Trademarks of
Redback Networks Inc. Other trademarks, service marks, and trade names belong to their respective owners.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, including statements regarding Redback Networks' expectations, beliefs, intentions or strategies regarding the future. Forward-looking statements include statements regarding future sales, product deployment and network configurations. All forward-looking statements included in this document are based upon information available to Redback Networks as of the date hereof, and Redback Networks assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These and other risks relating to Redback Networks' business are set forth in the documents filed by Redback Networks with the Securities and Exchange Commission, specifically the most recent report on Form 10-Q, and the other reports filed from time to time with the Securities and Exchange Commission.